Exhibit 10.1

MAJORITY WRITTEN CONSENT

OF THE BOARD OF DIRECTORS

OF

CURASCIENTIFIC CORPORATION

On May 26, 2023, the undersigned, constituting the majority members of the Board of Directors (the “Board”) of Curascientific Corporation, a Florida Corporation (the “Company”), hereby consent to, adopt, ratify, and confirm the following resolutions:

WHEREAS, the Company believes that it is in the best interests to appoint Chris Bennett as a Member of the Board of Directors and as Chief Marketing Officer.

Chris Bennett, age 49, is Chief Marketing Officer here at CuraScientific and responsible for marketing programs, brand management, and corporate sponsorships. Prior to joining CuraScientific, he has over a 20 year history in strategic business development and marketing at several companies, and worked to advance major advertising programs. He is a professional photographer and videographer with a keen focus in social media development and campaigns. He grew up and went to school in Pennsylvania. He has worked and lived in Las Vegas-Nevada for the past 10 years and currently resides in Southern California. Chris’ greatest strengths are his creativity, drive and leadership. He thrives on challenges, particularly those that expand the company’s reach.

NOW, THEREFORE, BE IT:

RESOLVED, that the Company has appointed Chris Bennett as a member of the Board of Directors and as Chief Marketing Officer.

FURTHER RESOLVED, that all actions by the undersigned in connection with or in furtherance of any of the foregoing matters be and hereby are approved, authorized, confirmed and ratified in all respects by the Company. This written consent may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

Signatures to this written consent delivered by facsimile or in .pdf or other electronic format shall be acceptable and binding and treated in all respects as having the same effect as an original signature.

INWITNESS WHEREOF, the undersigned, being all the members of the Board of the Company, have executed this written consent as of the date first written above.

DIRECTORS:

/s/ William Reed
William Reed, Chairman & CEO

/s/ Paul Goyette
Paul Goyette, Director

-ABSTAINED-

Justin Gonzalez, Director

EMPLOYMENT AGREEMENT

This Agreement is dated May 26, 2023 by and between Chris Bennett, further referred to as the (“Employee”) and CuraScientific Corporation, further referred to as the (“Company”).

RECITALS

Whereas, the company desires to enter into an employment agreement with the employee to appoint the employee as the Chief Marketing Officer and Director of the company.

Whereas, both parties have reviewed this agreement and any documents delivered pursuant hereto, and have taken such additional steps and reviewed such additional documents and information as deemed necessary to make an informed decision to enter into this Agreement, and

Whereas, both parties desire to make certain representations, warranties and agreements in connection herewith under the following terms and conditions;

AGREEMENT

Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Job Description: The employee will be appointed as the Chief Marketing Officer (CMO) of the Company, and the employee be supervised by the CEO.

Term: The term of this agreement is for a period of one year and renewable with mutual consent. Either party can terminate this agreement with a written 90-day notice, without cause and without penalty.

Compensation: Salary: the employee will receive an annual salary of $120,000 to be paid in equal monthly installments. Any unpaid or accrued salary can be converted to Preferred Series-A Stock upon the approval and authorization of both parties.

Stock: Upon execution of this agreement the company will issue to the employee $150,000 of Preferred Series A shares.

Confidentiality: The provisions of this Agreement are confidential and private and are not to be disclosed to outside parties (except on a reasonable need to know basis only) without the express, advance consent of all parties hereto or by order of a court of competent jurisdiction.

The employee agrees and acknowledges that during the course of this agreement in the performance of his duties and responsibilities that he will come into possession or knowledge of information of a confidential nature and/or proprietary information of company.

Such confidential and/or proprietary information includes but is not limited to the following of company, its agents, contractors, employees and all affiliates: corporate and/or financial information and records of company or any client, customer or associate of company; information regarding artists or others under contract, or in contact with, company; customer information; client information; shareholder information; business contacts, investor leads and contacts; employee information; documents regarding company website and any company product, including intellectual property.

The employee represents and warrants to the company that he will not divulge confidential, proprietary information of company to anyone or anything without the advance, express consent of company, and further will not use any proprietary information of company for his or anyone else’s gain or advantage during and after the term of this agreement.

Further Representations and Warranties: The employee acknowledges that this is an employment position and represents that he will perform his duties and functions herein in a timely, competent and professional manner. The employee represents and warrants that he will be fair in his dealing with company and will not knowingly do anything against the interests of company and its shareholders.

Survival of Warranties and Representations: The parties hereto agree that all warranties and representations of the parties survive the closing of this transaction.

Termination: This agreement is expressly “at will.” It can be terminated by the company, without cause, after reasonable notice and opportunity to correct any alleged deficiencies. The employee may request a hearing of the full Board of Directors to defend himself against any attempt of the company to terminate this Agreement. Any final determination of termination must be made by majority vote of the company Board of Directors (after such a hearing, if requested). The employee must give at least a 90-day notice if he intends to resign.

MISCELLANEOUS PROVISIONS

Expenses: Each party shall bear its respective costs, fees and expenses associated with the entering into or carrying out its obligations under this Agreement.

Indemnification: Any party, when an offending party, agrees to indemnify and hold harmless the other non-offending parties from any claim of damage of any party or non-party arising out of any act or omission of the offending party arising from this Agreement.

Notices: All notices required or permitted hereunder shall be in writing and shall be deemed given and received when delivered in person or sent by confirmed facsimile, or ten (10) business days after being deposited in the United States mail, postage prepaid, return receipt requested, addressed to the applicable party as the address as follows:

Company:             CuraScientific Corporation

51544 Cesar Chavez Street

Coachella, CA 92236

Employee:             Chris Bennett

72840 Hwy 111, Suite C108

Palm Desert CA 92260

Breach: In the event of a breach of this Agreement, ten (10) days written notice (from the date of receipt of the notice) shall be given. Upon notice so given, if the breach is not so corrected, the non-breaching party may take appropriate legal action per the terms of this Agreement.

Assignment: This Agreement is assignable only with the written permission of the company.

Amendment: This Agreement is the full and complete, integrated agreement of the parties, merging and superseding all previous written and/or oral agreements and representations between and among the parties, and is amendable in writing upon the agreement of all concerned parties. All attachments hereto, if any, are deemed to be a part hereof.

Interpretation: This Agreement shall be interpreted as if jointly drafted by the parties. It shall be governed by the laws of the State of California applicable to contracts made to be performed entirely therein.

Arbitration: If the parties cannot settle a dispute between them in a timely fashion, either party may file for arbitration within Nevada County, California. Arbitration shall be governed by the rules of the American Arbitration Association. The arbitrator(s) may award reasonable attorney fees and costs to the prevailing party. Either party may apply for injunctive relief or enforcement of an arbitration decision in a court of competent jurisdiction within Nevada County, California.

Counterparts: This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Facsimile signatures shall be considered as valid and binding as original signatures.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

/s/ William Reed
William Reed, CEO

/s/ Chris Bennett
Chris Bennett

BOARD OF DIRECTORS AGREEMENT

This Board of Directors Agreement (“Agreement”) made effective as May 26, 2023, by and between CuraScientific Corporation, further referred to as (the “Company”) and Chris Bennett, CMO, further referred to as (“Director”), provides for director services, according to the following terms and conditions:

I.           Services Provided

The Director agrees, subject to the Director’s continued status as a director, to serve on the Company’s Board of Directors (the “Board”) and to provide those services required of a director under the Company’s Certificate of Incorporation and Bylaws, as both may be amended from time to time (“Articles and Bylaws”) and under the Florida General Corporation Law, the federal securities laws and other state and federal laws and regulations, as applicable, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) and any stock exchange or quotation system on which the Company’s securities may be traded from time to time.  Director will also serve on such one or more committees of the Board as he or she and the Board shall mutually agree.

II.          Nature of Relationship

The Director is an independent contractor and will not be deemed as an employee of the Company for any purposes by virtue of this Agreement.  The Director shall be solely responsible for the payment or withholding of all federal, state, or local income taxes, social security taxes, unemployment taxes, and any and all other taxes relating to the compensation he or she earns under this Agreement.  The Director shall not, in his or her capacity as a director of the Company, enter into any agreement or incur any obligations on the Company’s behalf, without appropriate Board action.

The Company will supply, at no cost to the Director:  periodic briefings on the business, director packages for each board and committee meeting, copies of minutes of meetings and any other materials that are required under the Company’s Articles and Bylaws or the charter of any committee of the Board on which the Director serves and any other materials which may, by mutual agreement, be necessary for performing the services requested under this Agreement.

III.         Director’s Representations and Warranties

The Director represents and warrants that no other party has exclusive rights to services in the specific areas in which the Company is conducting business and that the Director is in no way compromising any rights or trust between any other party and the Director or creating a conflict of interest as a result of his or her participation on the Board.  The Director also represents, warrants and covenants that so long as the Director serves on the Board, the Director will not enter into another agreement that will create a conflict of interest with this Agreement or the Company.  The Director further represents, warrants and covenants that he or she will comply with the Company’s Articles, Bylaws, policies and guidelines, all applicable laws and regulations, including Sections 10 and 16 of the Securities Exchange Act of 1934, as amended, and listing rules of The Nasdaq Stock Market LLC or any other stock exchanges on which the Company’s securities may be traded; that if he or she is designated by the Board as an independent director, he or she shall promptly notify the Board of any circumstances that may potentially impair his or her independence as a director of the Company; and that he or she shall promptly notify the Board of any arrangements or agreements relating to compensation provided by a third party to him or her in connection with his or her status as a director or director nominee of the Company or the services requested under this Agreement.

Throughout the term of this Agreement, the Director agrees he or she will not, without obtaining the Company’s prior written consent, directly or indirectly engage or prepare to engage in any activity in competition with the Company’s business, products or services, including without limitation, products or services in the development stage, accept employment or provide services to (including but not limited to service as a member of a board of directors), or establish a business in competition with the Company; provided, however, that the Director may serve or continue to serve as an officer or director of one or more entities that are affiliated with the Company, including without limitation, entities in which the Company does not have a majority holding.

IV.         Compensation

A.  Cash Fee

Subject to Section VI and during the term of this Agreement, the Company shall pay the Director, if the Company does not otherwise compensate the Director as an officer or employee, a non-refundable attendance fee of $200 per Board meeting attended in consideration for the Director providing the services described in Section I which shall compensate him or her for all time spent preparing for, travelling to (if applicable) and attending Board or committee meetings; provided, however, that if any Board or committee meetings or duties require out-of-town travel time, such additional travel time may be billed at the rate set forth in subparagraph B of this Section IV below.  This cash fee may be revised by action of the Board from time to time.  Such revision shall be effective as of the date specified in the resolution for payments not yet earned and need not be documented by an amendment to this Agreement to be effective.  In addition, if the non-employee Director serves as the chairperson of any standing committee of the Board, he or she may be entitled to additional cash compensation of $200. Such payments may be accrued and exchanged for Preferred Series A stock at the same value. The share exchange will for services will be conducted at the end of each fiscal year quarter.

B.    Additional Payments

To the extent services described in Section I require out-of-town trips, such additional travel time may be charged at the rate of $1,200 per day or pro-rated portion thereof.  This rate may be revised by action of the Board from time to time for payments not yet earned.  Such revision shall be effective as of the date specified in the resolution and need not be documented by an amendment to this Agreement to be effective.

C.    Payment

Cash fees shall be paid monthly at the end of each month.  No invoices need be submitted by the Director for payment of the cash fee.  Invoices for additional payments under subparagraph B of this Section IV above shall be submitted by the Director.  Such invoices must be approved by the Company’s Chief Executive Officer or Chief Financial Officer as to form and completeness. Such payments may be accrued and exchanged for Preferred Series A stock at the same value. The share exchange for services will be conducted at the end of each fiscal year quarter.

D.    Expenses

During the term of this Agreement, the Company will reimburse the Director for reasonable business related expenses approved by the Company in advance, such approval not to be unreasonably withheld.  Invoices for expenses, with receipts attached, shall be submitted.  Such invoices must be approved by the Company’s Chief Executive Officer or Chief Financial Officer as to form and completeness.

E.     Equity Compensation

For his or her services as a director of the Company, the Director is eligible to receive awards under the Company’s equity incentive plans as may from time to time be determined by the Board or the administrator of such plan in its sole discretion. Upon execution of this agreement the Director will receive $150,000 of Preferred Series A Shares under the terms and conditions set forth in the Certificate of Designation.

V.          Indemnification

The Director realizes that his or her actions should be conducted under the rules and regulations of the Securities and Exchange Commission. The Director indemnifies and holds harmless the company from any negligence.

VI.         Term of Agreement and Amendments

This Agreement shall be in effect from the date hereof through December 31, 2023.  This Agreement shall not be automatically renewed on the date of the Director’s reelection as a member of the Board for the period of such new term unless the Board determines not to renew this Agreement.  Any amendment to this Agreement must be approved by the Board.  Amendments to Section IV “Compensation” hereof do not require the Director’s consent to be effective.

VII.        Termination

This Agreement shall automatically terminate upon the death of the Director or upon his resignation or removal from, or failure to win election or reelection to, the Board.   In the event of expiration or termination of this Agreement, the Director agrees to return or destroy any materials transferred to the Director under this Agreement except as may be necessary to fulfill any outstanding obligations hereunder.  The Director agrees that the Company has the right of injunctive relief to enforce this provision.

The Company’s and the Director’s continuing obligations hereunder in the event of expiration or termination of this Agreement shall be subject to the terms of Section XIV hereof.

VIII.      Limitation of Liability and Force Majeure

Under no circumstances shall the Company be liable to the Director for any consequential damages claimed by any other party as a result of representations made by the Director with respect to the Company which are materially different from any to those made in writing by the Company.

Furthermore, except for the maintenance of confidentiality, neither party shall be liable to the other for delay in any performance, or for failure to render any performance under this Agreement when such delay or failure is caused by Government regulations (whether or not valid), fire, strike, differences with workmen, illness of employees, flood, accident, or any other cause or causes beyond reasonable control of such delinquent party.

IX.        Confidentiality and Use of Director Information

The Director agrees to sign and abide by the Company’s Director Proprietary Information Agreement attached hereto as Exhibit A (the “Proprietary Information Agreement”).

The Director explicitly consents to the Company holding and processing both electronically and manually the information that he or she provides to the Company or the data that the Company collects which relates to the Director for the purpose of the administration, management and compliance purposes, including but not limited to the Company’s disclosure of any and all information provided by the Director in the Company’s proxy statements, annual reports or other securities filings or reports pursuant to federal or state securities laws or regulations, and the Director agrees to promptly notify the Company of any misstatement of a material fact regarding the Director, and of the omission of any material fact necessary to make the statements contained in such documents regarding the Director not misleading.

X.          Resolution of Dispute

Any dispute regarding this Agreement (including without limitation its validity, interpretation, performance, enforcement, termination and damages) shall be determined in accordance with the laws of the State of California, the United States of America.  Any action under this paragraph shall not preclude any party hereto from seeking injunctive or other legal relief to which each party may be entitled.

XI.         Entire Agreement

This Agreement (including agreements executed in substantially the form of the exhibits attached hereto) supersedes all prior or contemporaneous written or oral understandings or agreements, and, except as otherwise set forth herein, may not be added to, modified, or waived, in whole or in part, except by a writing signed by the party against whom such addition, modification or waiver is sought to be asserted.

XII.       Assignment

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and, except as otherwise expressly provided herein, neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

XIII.      Notices

Any and all notices, requests and other communications required or permitted hereunder shall be in writing, registered mail or by facsimile, to each of the parties at the addresses set forth above. Any such notice shall be deemed given when received and notice given by registered mail shall be considered to have been given on the tenth (10th) day after having been sent in the manner provided for above.

XIV.     Survival of Obligations

Notwithstanding the expiration or termination of this Agreement, neither party hereto shall be released hereunder from any liability or obligation to the other which has already accrued as of the time of such expiration or termination (including, without limitation, the Director’s obligations under the Proprietary Information Agreement, the Company’s obligation to make any fees and expense payments required pursuant to Section IV due up to the date of the expiration or termination, and the Company’s indemnification and insurance obligations set forth in Section V hereof) or which thereafter might accrue in respect of any act or omission of such party prior to such expiration or termination.

XV.       Attorneys’ Fees

If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of a dispute, breach or default in connection with any of the provisions hereof, the successful or substantially prevailing party (including a party successful or substantially prevailing in defense) shall be entitled to recover its actual attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

XVI.     Severability

Any provision of this Agreement which is determined to be invalid or unenforceable shall not affect the remainder of this Agreement, which shall remain in effect as though the invalid or unenforceable provision had not been included herein, unless the removal of the invalid or unenforceable provision would substantially defeat the intent, purpose or spirit of this Agreement.

XVII.    Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic signature is legal, valid and binding for all purposes.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

Director:		CuraScientific Corp.

By:	/s/ Chris Bennett	By:	/s/ William Reed
	Chris Bennett		William Reed, CEO & Chairman